                                                                  Exhibit (c)(1)

                                                                  EXECUTION COPY


================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SUMMIT CARE CORPORATION,

                              FOUNTAIN VIEW, INC.,

                            FV-SCC ACQUISITION CORP.

                                      AND

                             HERITAGE FUND II, L.P.

                          DATED AS OF FEBRUARY 6, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1 THE OFFER.........................................................  1

     Section 1.1. The Offer.................................................  1
     Section 1.2. Company Action............................................  4
     Section 1.3. Boards of Directors and Committees; Section 14(f).........  5

ARTICLE 2 THE MERGER........................................................  6

     Section 2.1. The Merger................................................  6
     Section 2.2. Effective Time............................................  6
     Section 2.3. Closing of the Merger.....................................  7
     Section 2.4. Effects of the Merger.....................................  7
     Section 2.5. Articles of Incorporation and Bylaws......................  7
     Section 2.6. Directors.................................................  7
     Section 2.7. Officers..................................................  7
     Section 2.8. Conversion of Shares......................................  7
     Section 2.9. Shares of Dissenting Holders..............................  8
     Section 2.10. Exchange of Certificates.................................  9
     Section 2.11. Company Stock Options.................................... 10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................... 11

     Section 3.1. Organization and Qualification; Subsidiaries.............. 11
     Section 3.2. Capitalization of the Company and its Subsidiaries........ 12
     Section 3.3. Authority Relative to this Agreement; Consents and Approvals............................................. 13
     Section 3.4. SEC Reports; Financial Statements......................... 14
     Section 3.5. Information Supplied...................................... 14
     Section 3.6. Consents and Approvals; No Violations..................... 15
     Section 3.7. No Default................................................ 15
     Section 3.8. No Undisclosed Liabilities; Absence of Changes............ 15
     Section 3.9. Litigation................................................ 16
     Section 3.10. Compliance with Applicable Law........................... 16
     Section 3.11. Employee Plans........................................... 17
     Section 3.12. Environmental Laws and Regulations....................... 17
     Section 3.13. Tax Matters.............................................. 17
     Section 3.14. Brokers.................................................. 18
     Section 3.15. Related Party Transactions............................... 18
     Section 3.16. Restrictions on Business Activities...................... 18
     Section 3.17. No Other Representations or Warranties................... 18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.......... 19

     Section 4.1. Organization.............................................. 19
     Section 4.2. Authority Relative to this Agreement...................... 19
     Section 4.3. Information Supplied...................................... 20

                                                                            Page
                                                                            ----

     Section 4.4. Consents and Approvals; No Violations..................... 20
     Section 4.5. No Default................................................ 20
     Section 4.6. Availability of Financing................................. 21
     Section 4.7. No Prior Activities....................................... 21
     Section 4.8. Brokers................................................... 21
     Section 4.9. No Other Representations or Warranties.................... 21

ARTICLE 5 COVENANTS......................................................... 22

     Section 5.1. Conduct of Business of the Company........................ 22
     Section 5.2. Other Potential Acquirers................................. 24
     Section 5.3. Access to Information..................................... 25
     Section 5.4. Shareholders Meeting...................................... 25
     Section 5.5. Additional Agreements; Reasonable Efforts................. 26
     Section 5.6. Consents.................................................. 26
     Section 5.7. Public Announcements...................................... 26
     Section 5.8. Indemnification; Directors' and Officers' Insurance....... 27
     Section 5.9. Notification of Certain Matters........................... 27
     Section 5.10. Employee Matters......................................... 28
     Section 5.11. SEC Filings.............................................. 28
     Section 5.12. Guarantee of Performance................................. 29
     Section 5.13. Financing Commitment..................................... 29
     Section 5.14. Efforts re Other Financing Commitment.................... 29
     Section 5.15. Notice of Certain Events................................. 29
     Section 5.16. Parent Stock Option; Exercise; Adjustments............... 29

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER.......................... 31

     Section 6.1. Conditions to Each Party's Obligations to Effect
                  the Merger................................................ 31

ARTICLE 7 TERMINATION; AMENDMENT; WAIVER.................................... 32

     Section 7.1. Termination............................................... 32
     Section 7.2. Effect of Termination..................................... 33
     Section 7.3. Fees and Expenses......................................... 33
     Section 7.4. Amendment................................................. 35
     Section 7.5. Extension; Waiver......................................... 35

ARTICLE 8 MISCELLANEOUS..................................................... 35

     Section 8.1. Nonsurvival of Representations and Warranties............. 35
     Section 8.2. Entire Agreement; Assignment.............................. 36
     Section 8.3. Validity.................................................. 36
     Section 8.4. Notices................................................... 36
     Section 8.5. Governing Law............................................. 37
     Section 8.6. Construction; Interpretation.............................. 37
     Section 8.7. Parties in Interest....................................... 37
     Section 8.8. Severability.............................................. 38
     Section 8.9. Specific Performance...................................... 38
     Section 8.10. Counterparts............................................. 38

                             TABLE OF DEFINED TERMS
                             ----------------------

Term                                               Cross Reference in Agreement            Page
----                                               ----------------------------            ----
Acquisition......................................  Preamble........................           1
Acquisition Proposal.............................  Section 5.2.....................          23
Agreement........................................  Preamble........................           1
Business Day.....................................  Section 1.1(a)..................           2
Certificates.....................................  Section 2.10(a).................           8
CGCL.............................................  Section 1.2(a)..................           4
Closing..........................................  Section 2.3.....................           7
Closing Date.....................................  Section 2.3.....................           6
Commitment.......................................  Section 4.6.....................          20
Company..........................................  Preamble........................           1
Company Board....................................  Recitals........................           1
Company Common Stock.............................  Section 2.8(a)..................           1
Company Dissenting Shares........................  Section 2.9(a)..................           8
Company ERISA Plans..............................  Section 3.11....................          16
Company Permits..................................  Section 3.10....................          16
Company Plan.....................................  Section 2.12....................          10
Company Securities...............................  Section 3.2(a)..................          12
Company Stock Option(s)..........................  Section 2.12....................          10
DGCL.............................................  Section 2.1.....................           6
Effective Time...................................  Section 2.2.....................           7
Employee Severance Plan..........................  Section 3.8.....................          15
Environmental Claim..............................  Section 3.12(a).................          17
Environmental Laws...............................  Section 3.12(a).................          16
ERISA............................................  Section 3.11....................          16
Exchange Act.....................................  Section 1.1(a)..................           2
Exchange Agent...................................  Section 2.10(a).................           8
Exercise Notice..................................  Section 5.16(a).................          28
Financial Adviser................................  Section 1.2(a)..................           4
Governmental Entity..............................  Section 3.6.....................          14
Heritage.........................................  Preamble........................           1
HSR Act..........................................  Section 3.6.....................          14
Lien.............................................  Section 3.2(b)..................          12
Material Adverse Effect (Company)................  Section 3.1(b)..................          11
Material Adverse Effect (Parent).................  Section 4.1(a)..................          18
Merger...........................................  Section 2.1.....................           6
Merger Agreement.................................  Recitals........................           1
Merger Consideration.............................  Section 2.8(a)..................           7
Minimum Condition................................  Section 1.1(a)..................           2
Offer............................................  Recitals........................           1
Offer Documents..................................  Section 1.1(d)..................           3
Option Closing Date..............................  Section 5.16(d).................          29
Option Price.....................................  Section 5.16(a).................          28


Term                                               Cross Reference in Agreement            Page
----                                               ----------------------------            ----

Option Shares....................................  Section 5.16(a).................          28
Parent...........................................  Preamble........................           1
Parent Option....................................  Section 5.16(a).................          28
Per Share Amount.................................  Recitals........................           1
Proxy Statement..................................  Section 5.4(a)..................          24
Schedule 14D-9...................................  Section 1.2(b)..................           4
SEC..............................................  Section 1.1(b)..................           2
SEC Reports......................................  Section 3.4(a)..................          13
Securities Act...................................  Section 3.4(a)..................          13
Shareholders Meeting.............................  Section 5.4(a)..................          24
Shares...........................................  Section 2.8(a)..................           7
Subsidiary(ies)..................................  Section 3.1(b)..................          11
Surviving Corporation............................  Section 2.1.....................           6
Taxes............................................  Section 3.13....................          17
Third Party......................................  Section 7.3(a)..................          33
Third Party Acquisition..........................  Section 7.3(a)..................          32


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of the 6th day of February, 1998 (this "Agreement"), is made by and among SUMMIT CARE CORPORATION, a California corporation (the "Company"), FOUNTAIN VIEW, INC., a Delaware corporation ("Parent"), FV-SCC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition") and, with respect to Sections 5.7, 5.13 and 5.14 hereof, HERITAGE FUND II, L.P., a Delaware limited partnership ("Heritage").

                                R E C I T A L S
                                ---------------

     WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer (as defined in the recitals) and the Merger (as defined in Section 2.1) is fair to, and in the best interests of, its shareholders and (ii) approved and adopted this Agreement, an Agreement of Merger in the form attached as Exhibit A (the "Merger Agreement") and the
                               ---------
transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company;

     WHEREAS, in furtherance thereof, it is proposed that Acquisition shall commence a tender offer (the "Offer") to acquire all of the outstanding shares of common stock, no par value per share, of the Company (Company Common Stock") at a price equal to $21.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein;

                               A G R E E M E N T
                               -----------------

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE OFFER
     SECTION 1.1.    THE OFFER.
                     ---------


     (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events or conditions set forth in Annex A shall have occurred and be existing, as promptly as practicable after,
-------
but in no event later then five (5) Business Days after, the public announcement of the execution of this Agreement by the parties hereto, Acquisition shall commence (within the meaning of the Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer for all the outstanding shares of Company Common Stock, at the Per Share Amount. Acquisition shall use all commercially reasonable efforts to consummate the Offer. Acquisition shall accept for payment all outstanding shares of Company Common Stock which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Acquisition. The obligation of Acquisition to accept for payment, purchase and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A and to the further condition that a number of
                        -------
shares of Company Common Stock which, together with shares of Company Common Stock then owned directly or indirectly by Acquisition, would equal not less than ninety percent (90%) of the shares of Company Common Stock then outstanding shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition expressly reserves the right to increase the price per share of Company Common Stock payable in the Offer or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the Per Share Amount payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Annex A or
                                                                  -------
which broadens the scope of such conditions except as provided in clause (c) of this Section 1.1). It is agreed that the conditions set forth in Annex A are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition (including any action or inaction by Acquisition) or may be waived by Acquisition, in whole or in part at any time and from time to time, in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by Acquisition with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. The Per Share Amount shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to such conditions of the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of its subsidiaries will be tendered in the Offer. "Business Day" means any day other than Saturday, Sunday or a federal holiday.

     (b) Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the Offer is commenced; provided, however, that without the consent of the Company Board, Acquisition may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered that number of shares of Company Common Stock which, together with shares of Company Common Stock then owned directly or indirectly by Acquisition, would equal at least ninety percent (90%) of the shares of Company Common Stock. Acquisition agrees that if all of the conditions to the Offer set forth in Annex A are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to July 31, 1998, Acquisition shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Acquisition shall not be required to extend the Offer beyond July 31, 1998. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Acquisition becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

     (c) In the event that the Minimum Condition is not satisfied on or before the tenth (10th) Business Day after all other conditions set forth in Annex A
                                                                      -------
have been satisfied (the "Initial Expiration Date"), (i) the Minimum Condition shall be automatically amended to mean that a number of shares of Company Common Stock which, together with shares of Company Common Stock then owned directly or indirectly by Acquisition, would equal not less than forty-nine and nine-tenths percent (49.9%) of the outstanding shares of Company Common Stock (calculated as of the Initial Expiration Date) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer, as extended as provided in clause (ii)(B) below, and (ii) Acquisition shall forthwith amend the Offer (A) to provide that Acquisition will purchase, on a pro rata basis in the Offer, that number of shares of Company Common Stock which, together with shares of Company Common Stock then owned directly or indirectly by Acquisition, would equal forty-nine and nine-tenths percent (49.9%) of the outstanding shares of Company Common Stock (calculated as of the Initial Expiration Date) and (B) to extend the Offer for a period of not less than ten (10) Business Days following the public announcement of such amendment of the Offer (the Offer, as so amended, being sometimes hereinafter referred to as the "49.9% Offer").

     (d) As soon as practicable after the public announcement of the receipt of the Commitment and the satisfaction or waiver of the Diligence Condition, Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will reflect the existence of this Agreement (together with any supplements or amendments thereto and any other related documents, including, if required, a Schedule 13E-3, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. The information provided and to be provided by the Company, Parent and Acquisition for use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws and the securities laws of the State of California.

     SECTION 1.2.    COMPANY ACTION.
                     --------------

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of
Section 1201 of the California General Corporation Law (the "CGCL"), and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock thereunder to Acquisition and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Company Board by a majority vote determines in its good faith judgment, based on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under the CGCL.
The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents and warrants that Donaldson, Lufkin & Jenrette (the "Financial Adviser") has delivered to the Company Board its written opinion, dated as of the date hereof, that the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders. The Company has been authorized by the Financial Adviser to permit, subject to the prior review and consent by the Financial Adviser (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Schedule 14D-9 and, if required, the Schedule 13E-3 (each, as defined in Section 1.2(b)).

     (b) Contemporaneously with the commencement of the Offer as provided in
Section 1.1, the Company hereby agrees to file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a), and to promptly mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, if the Company Board by majority vote determines in its good faith judgment, based on the advice of counsel, that it is required in the exercise of its fiduciary duties to withdraw, modify or amend the recommendation of the Board, such withdrawal, modification or amendment shall not constitute a breach of this Agreement, provided that the Company complies with the provisions of Section 7.3.

     (c) In connection with the Offer, the Company will promptly furnish to Parent and Acquisition mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     SECTION 1.3.    BOARDS OF DIRECTORS AND COMMITTEES; SECTION 14(F).
                     -------------------------------------------------

     (a) Promptly upon the purchase by Acquisition of shares of Company Common Stock pursuant to the Offer and from time to time thereafter, Acquisition shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Acquisition representation on the Company Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of shares of Company Common Stock so purchased bears to the total number of outstanding shares of Company Common Stock on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Acquisition, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Company Board and to cause Acquisition's designees to be so elected. At such times, the Company will use its reasonable best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, Parent and Acquisition agree that, until the consummation of the Merger, Parent and Acquisition will not cause the removal of Messrs. Brende, Casey or Massimino from the Board of Directors of the Company and shall permit such persons to remain as members of the Special Committee of the Board of Directors responsible for addressing on behalf of the Company any issues that arise under this Agreement between the Company, on the one hand, and Parent and Acquisition, on the other hand.

     (b) The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will furnish to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

     (c) Following the election or appointment of Acquisition's designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition or Parent or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of such directors.

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.1.  THE MERGER.  At the Effective Time (as defined below) and
                   ----------
upon the terms and subject to the conditions of this Agreement and the Merger Agreement and in accordance with the CGCL and the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the separate corporate existence of Acquisition shall cease.

     SECTION 2.2.  EFFECTIVE TIME.  Subject to the terms and conditions set
                   --------------
forth in this Agreement, on the Closing Date (as defined in Section 2.3), the Merger Agreement shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL, and a Certificate of Merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the later to occur of such filings (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 2.3.  CLOSING OF THE MERGER.  The closing of the Merger (the
                   ---------------------
"Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 6 (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties.

     SECTION 2.4.  EFFECTS OF THE MERGER.  The Merger shall have the effects
                   ---------------------
set forth in the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.5.  ARTICLES OF INCORPORATION AND BYLAWS.  The Articles of
                   ------------------------------------
Incorporation of the Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.6.  DIRECTORS.  The directors of Acquisition at the Effective
                   ---------
Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 2.7.  OFFICERS.  The officers of Acquisition at the Effective
                   --------
Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 2.8.  CONVERSION OF SHARES.
                   --------------------

     (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares") (other than (i) Shares held by the Company or any subsidiaries of the Company, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and (iii) Company Dissenting Shares (as defined in Section 2.9(a))) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a cash payment per Share, without interest, equal to the Per Share Amount (the "Merger Consideration") upon the surrender of the certificate representing such Share.

     (b) At the Effective Time, each issued and outstanding share of the common stock, par value $21.00 per share, of Acquisition shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.

     (c) At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

     SECTION 2.9.  SHARES OF DISSENTING HOLDERS.
                   ----------------------------

     (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CGCL ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 2.8(a), unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Amount pursuant to Section 2.8(a).

     (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

     (c) The Company shall give Acquisition prompt notice of any demands received by the Company for the payment of fair value for shares, and Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands.

     SECTION 2.10.  EXCHANGE OF CERTIFICATES.
                    ------------------------

     (a) ChaseMellon Shareholder Services, or another bank or trust company designated by Parent and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Per Share Amount pursuant to
Section 2.8(a), all in accordance with this Article 2. Parent will make available to the Exchange Agent from time to time the Merger Consideration to be paid in respect of the Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration pursuant to Section 2.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, as contemplated by this
Section 2.10.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration as may be required pursuant to this Section 2.10, provided, however, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

     (d) The Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     (e) Any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for any Merger Consideration.

     (f) Notwithstanding Section 2.11(e), neither Parent nor the Company shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall to the extent permitted by applicable law, become the property of Parent free and clear of any claim or interest of any Person previously entitled thereto.

     (h) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.10(a) to pay for shares for which dissenters' rights have been perfected shall be returned to the Parent upon demand.

     SECTION 2.11.  COMPANY STOCK OPTIONS.
                    ---------------------

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or collectively, "Company Stock Options") issued pursuant to the Summit Care Corporation Stock Option Plan, as amended, of the Company (the "Company Plan"), whether vested or unvested, shall be converted into and shall become the right to receive a cash payment per Company Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option (without taking into account whether such Company Stock Option was in fact exercisable at such time), by (ii) the number of shares of Company Common Stock into which such Company Stock Option was exercisable immediately prior to the Effective Time (less any amounts required to be deducted pursuant to any applicable income and employment tax withholding requirements). At the Effective Time, all Company Stock Options (including those options with an exercise price equal to or in excess of the Per Share Amount) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 2.12. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Plan) that are necessary to give effect to the transactions contemplated by this Section 2.12.

     (b) As soon as practicable after the Effective Time (but no later than thirty (30) days following the Effective Time), Parent shall establish a procedure to effect the surrender of Company Stock Options in exchange for the cash payment to which the holder of a Company Stock Option shall be entitled under Section 2.11(a), and, upon surrender of such Company Stock Option, Parent shall pay to the holder thereof in cash the amount, if any, to which such holder shall be entitled thereunder.

                                   ARTICLE 3

                              REPRESENTATIONS AND

                           WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Acquisition as follows:

     SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.
                   --------------------------------------------

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

     (b) Except as publicly disclosed by the Company (which, for all purposes of this Agreement, means disclosed in filings with the SEC made prior to the date hereof), the Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. Each of the subsidiaries listed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (each a "Subsidiary" and, collectively, "Subsidiaries") is a corporation or a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its Subsidiaries, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company or any of its Subsidiaries is engaged.

     (c) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

     SECTION 3.2.  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.
                   --------------------------------------------------

     (a) The authorized capital stock of the Company consists of: 100,000,000 shares of Company Common Stock, of which, as of December 31, 1997, 6,812,500 shares of Company Common Stock were issued and outstanding, and 2,000,000 shares of preferred stock, no par value per share, no shares of which are issued. All of the shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of December 31, 1997, approximately 909,500 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plan. Since December 31, 1997, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, since December 31, 1997, no stock options have been granted. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its Subsidiaries, and no obligations of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (b) Except as set forth on Schedule 3.2(b) of the disclosure schedule delivered by the Company to Parent concurrently herewith (the "Disclosure Schedule") or as publicly disclosed by the Company, all of the outstanding capital stock of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Subsidiary. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (c) The Company Common Stock constitutes the only class of equity securities of the Company registered or required to be registered under the Exchange Act.

     SECTION 3.3.  AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND APPROVALS.
                   ------------------------------------------------------------

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Offer and the Merger, contemplated hereby and by the Merger Agreement, and resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended in the event that the Company Board by majority vote determines in its good faith judgment, based on the advice of counsel, that the Board is required to do so in the exercise of its fiduciary duties under the CGCL.

     SECTION 3.4.  SEC REPORTS; FINANCIAL STATEMENTS.
                   ---------------------------------

     (a) The Company has filed all required forms, reports and documents with the SEC since June 30, 1995 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has delivered to Acquisition or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended June 30, 1996 and 1997, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since June 30, 1995, and (iii) all other reports or registration statements filed by the Company with the SEC since June 30, 1995. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the Annual Reports on Form 10-K referred to in the second sentence of this Section 3.4(a) and the unaudited consolidated interim financial statements of the Company and its Subordinaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     (b) The Company has heretofore made available to Acquisition or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 3.5.  INFORMATION SUPPLIED.  None of the information supplied or
                   --------------------
to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 13E-3 or the Proxy Statement or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents, the Proxy Statement, the Schedule 13E-3 and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.6.  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except for filings,
                   -------------------------------------
permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable health care laws (federal, state and local), the filing and recordation of the Merger Agreement as required by the CGCL and the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Merger Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement or the Merger Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of the Company, (b) except as set forth on Schedule 3.6 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.7.  NO DEFAULT.  None of the Company or its Subsidiaries is in
                   ----------
default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.8.  NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES.  Except as
                   ----------------------------------------------
publicly disclosed, as of September 30, 1997, none of the Company or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, except for the adoption of the Summit Care Corporation Special Severance Pay Plan, a copy of which has been provided to Acquisition or Parent (the "Employee Severance Plan") and except as set forth on Schedule 3.8 of the Disclosure Schedule, since September 30, 1997, none of the Company or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to the Company or its Subsidiaries having, individually or in the aggregate, a Material Adverse Effect on the Company. Except as publicly disclosed, except as disclosed on Schedule
3.8 and Schedule 5.1 of the Disclosure Schedule and except for the acquisition of the Briarcliff Nursing and Rehabilitation Center located at or near McAllen, Texas and the adoption of the Employee Severance Plan, since September 30, 1997, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 5.1(a) through 5.1(l).

     SECTION 3.9.  LITIGATION.  Except as publicly disclosed by the Company,
                   ----------
there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have, individually or in the aggregate, a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.10.  COMPLIANCE WITH APPLICABLE LAW.  Except as publicly
                    ------------------------------
disclosed by the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Company.

     SECTION 3.11.  EMPLOYEE PLANS.  Except as publicly disclosed by the
                    --------------
Company, and except for the Employee Severance Plan, there are no "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or its Subsidiaries ("Company ERISA Plans"). The Company ERISA Plans are in compliance with the applicable provisions of ERISA and the Code, except for instances of non-compliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.12.  ENVIRONMENTAL LAWS AND REGULATIONS.
                    ----------------------------------

     (a) Except as publicly disclosed by the Company, (i) each of the Company and its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental

Laws, and compliance with the terms and conditions thereof; (ii) since July 1, 1992, none of the Company or its Subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"); and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by the Company, there are no Environmental Claims which would have a Material Adverse Effect on the Company that are pending or, to the best knowledge of the Company, threatened against the Company or its Subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     SECTION 3.13.  TAX MATTERS.  The Company and its Subsidiaries have
                    -----------
accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its Subsidiaries and have paid in full or made adequate provision for the payment of all Taxes (as defined below). Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Taxes. As used herein, the term ("Taxes") means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

     SECTION 3.14.  BROKERS.  No broker, finder or investment banker (other
                    -------
than the Financial Advisor and the Company's former financial advisor, SBC Warburg Dillon Read, true and correct copies of whose engagement agreements have been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

     SECTION 3.15.  RELATED PARTY TRANSACTIONS.    Since June 30, 1995, neither
                    --------------------------
the Company nor any officer or director of the Company has engaged in any transactions required to be disclosed by the Company in its SEC Reports pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, except as have been publicly disclosed by the Company or disclosed herein.

     SECTION 3.16.  RESTRICTIONS ON BUSINESS ACTIVITIES.  There is no
                    -----------------------------------
judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

     SECTION 3.17.  NO OTHER REPRESENTATIONS OR WARRANTIES.  No
                    --------------------------------------
representations or warranties have been made by or on behalf of the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement other than those expressly set forth in this
Article 3. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of the Company, its Subsidiaries or their respective businesses.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                           OF PARENT AND ACQUISITION


     Parent and Acquisition hereby represent and warrant to the Company as follows:

     SECTION 4.1.  ORGANIZATION.
                   ------------

     (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Parent. When used in connection with Parent or Acquisition, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent or any of its subsidiaries is engaged.

     (b) Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Parent and Acquisition. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent.

     SECTION 4.2.  AUTHORITY RELATIVE TO THIS AGREEMENT.  Each of Parent and
                   ------------------------------------
Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

     SECTION 4.3.  INFORMATION SUPPLIED.  None of the information supplied or
                   --------------------
to be supplied by Heritage, Parent or Acquisition for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Schedule 13E-3, or the Proxy Statement will, at the respective times that the Offer Documents, the
Schedule 14D-9, the Schedule 13E-3, the Proxy Statement, or any amendments or supplements thereto, are filed with the SEC and are first published or sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.4.  CONSENTS AND APPROVALS; NO VIOLATIONS.  Assuming the truth
                   -------------------------------------
and accuracy of the Company's representations and warranties contained in
Section 3.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and applicable state health care laws, the filing and recordation of the Merger Agreement as required by the CGCL and the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the Merger Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent or on the ability of Parent or Acquisition to consummate the Offer or the Merger. Neither the execution, delivery and performance of this Agreement or the Merger Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have a Material Adverse Effect on Parent or on the ability of Parent or Acquisition to consummate the Offer or the Merger.

     SECTION 4.5.  NO DEFAULT.  None of Parent or any of its subsidiaries is
                   ----------
in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of
(a) its certificate or articles of incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

     SECTION 4.6.  AVAILABILITY OF FINANCING.  Parent and Acquisition have
                   -------------------------
received a valid and enforceable commitment from Heritage to provide $82 million of the funds necessary to purchase shares of Company Common Stock in the Offer and/or the Merger, which commitment is conditioned only upon the satisfaction of Parent's and Acquisition's conditions to consummation of the Offer contained herein and the other conditions specified in Section 5.13. Parent and Acquisition have received a commitment letter from Bank of Montreal, a copy of which is attached hereto as Exhibit B (the "Commitment"), covering not less than
                            ---------
$248 million of the funds necessary to purchase all of the shares of Company Common Stock outstanding on a fully diluted basis in the Offer and/or the Merger, to refinance existing Company and Subsidiary indebtedness and to pay any and all of the costs and expenses incurred and to be incurred by Parent and Acquisition in connection with the transactions contemplated by this Agreement. Parent hereby guaranties the performance by Acquisition of its obligations under this Agreement.

     SECTION 4.7.  NO PRIOR ACTIVITIES.  Except for obligations incurred in
                   -------------------
connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

     SECTION 4.8.  BROKERS.  Except for Sutro & Co., no broker, finder or
                   -------
investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

     SECTION 4.9.  NO OTHER REPRESENTATIONS OR WARRANTIES.  No
                   --------------------------------------
representations or warranties are made by or on behalf of Parent or Acquisition in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Article 4. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of Parent, Acquisition or their businesses.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1.  CONDUCT OF BUSINESS OF THE COMPANY.  Except as
                   ----------------------------------
contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company Board will not permit the Company or its any of its Subsidiaries to conduct their operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent or Acquisition, and will not permit any of its Subsidiaries to:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend or modify (except as contemplated herein) the terms of the Company Plan or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any Company Securities or any securities of its Subsidiaries;

     (d) except in connection with the exercise of purchase options under existing leases, (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its Subsidiaries taken as a whole and except for indebtedness not exceeding $250,000 in the aggregate; (ii) except as described in Schedule 5.1 of the Disclosure Schedule, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries taken as a whole and except for obligations of its Subsidiaries; (iii) except for investments not exceeding $500,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to its Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) except as described in
Schedule 5.1 of the Disclosure Schedule, pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) except as described in
Schedule 5.1 of the Disclosure Schedule, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except for Liens securing indebtedness not exceeding $250,000 in the aggregate;

     (e) except as may be required by law or as contemplated by this Agreement and except in connection with the hiring of officers (to replace any officer who retires or is terminated for any reason) or employees in the ordinary course of business, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, except as required under existing agreements and except for the payment of bonuses and severance payments in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (f) except as described in Schedule 5.1 of the Disclosure Schedule or with the consent of Parent or Acquisition, which consent will not be unreasonably withheld, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which have a value in excess of $5.0 million;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (h) except in connection with the exercise of purchase options under existing leases, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (except for transactions having an aggregate value not exceeding $500,000 in the aggregate); (ii) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1.0 million; provided, however, that none of the foregoing shall limit any capital expenditure already included in the Company's 1998 capital expenditure budget previously provided to Parent or Acquisition; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (i) make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

     (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries at September 30, 1997 or incurred in the ordinary course of business consistent with past practice;

     (k) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

     (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     SECTION 5.2.  OTHER POTENTIAL ACQUIRERS.  The Company, its affiliates and
                   -------------------------
their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties (other than the parties to this Agreement) conducted heretofore with respect to any offer or proposal for a merger or other business combination involving the Company or any of its Subsidiaries or the acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its Subsidiaries or any business combination with the Company or its Subsidiaries (each an "Acquisition Proposal"). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, limited liability company or other entity or group pursuant to confidentiality agreements on terms no less favorable to the Company than the confidentiality agreement that has been entered into by and between the Company and Parent, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division thereof, if such entity or group has submitted a written proposal to the Company Board relating to any such transaction and the Company Board by a majority vote determines in its good faith judgment, based on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under the CGCL. The Company Board shall promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth material terms thereof) Acquisition after (i) the Company has received any Acquisition Proposal or (iii) one of Messrs. Brende, Casey or Massimino has actual knowledge that any Person has taken concrete steps that could reasonably be expected to result in an Acquisition Proposal, and thereafter shall keep Parent and Acquisition promptly advised of any development with respect thereto. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, limited liability company or other entity or group (other than Parent and Acquisition, any affiliate or associate of Parent and

Acquisition or any designees of Parent and Acquisition) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, any Subsidiary or any division of the Company or any Subsidiary; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and provided further, however, that nothing herein shall prevent the Board from making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board, is required in the exercise of its fiduciary duties under the CGCL, provided that the Company complies with the provisions of Section 7.3.

     SECTION 5.3.  ACCESS TO INFORMATION.
                   ---------------------

     (a) Between the date hereof and the Effective Time, the Company will provide to Parent and Acquisition and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent or Acquisition may from time to time reasonably request.

     (b) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Heritage dated October 31, 1997.

     SECTION 5.4.  SHAREHOLDERS MEETING.
                   --------------------

     (a) If a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following the acceptance for payment of shares of Company Common Stock by Acquisition pursuant to the Offer, take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Company Common Stock (the "Shareholders Meeting") to consider and vote upon the approval of this Agreement. The Company shall, promptly following the acceptance for payment of shares of Company Common Stock by Parent pursuant to the Offer, prepare and file with the SEC a proxy statement for the solicitation of a vote of holders of shares of Company Common Stock approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Notwithstanding the foregoing, if Parent, Acquisition and/or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 1110 of the CGCL.

     (b) Parent and Acquisition agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Acquisition or any Subsidiary of Parent to be voted in favor of the Merger.

     SECTION 5.5.  ADDITIONAL AGREEMENTS; REASONABLE EFFORTS.  Subject to the
                   -----------------------------------------
terms and conditions herein provided, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Schedule 13E-3, the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its Subsidiaries or to amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations;
(c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments, including the Merger Agreement, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     SECTION 5.6.  CONSENTS.  Parent, Acquisition and the Company each will
                   --------
use all commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

     SECTION 5.7.  PUBLIC ANNOUNCEMENTS.  Parent, Acquisition and the Company,
                   --------------------
as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange, Inc. or the NASDAQ Stock Market, as determined by Parent, Acquisition or the Company, as the case may be.

     SECTION 5.8.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.
                   ---------------------------------------------------

     (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the CGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

     (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than three (3) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum incurred by the Company in the twelve months ended December 31, 1997 with respect to such insurance, which amount has been disclosed to Parent.

     (c) In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with the terms of this Section 5.8.


     SECTION 5.9.   NOTIFICATION OF CERTAIN MATTERS  .  The Company shall give
                    -------------------------------
prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.10.   EMPLOYEE MATTERS.
                     ----------------

     (a) Employees of the Company and its Subsidiaries shall be treated after the Merger no less favorably under Parent ERISA Plans, to the extent applicable, than other similarly situated employees of Parent and its subsidiaries.

     (b) For a period of one year following the Merger, Parent shall and shall cause its subsidiaries to maintain with respect to their employees who had been employed by the Company or any of its Subsidiaries prior to the Effective Time and who remain employed following the Effective Time (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee, and (ii) employee benefits (as defined for purposes of Section 3(3) of ERISA), other than stock option plans) which are substantially comparable in the aggregate to such employee benefits provided by the Company and its Subsidiaries immediately prior to the Merger.

     (c) To the extent they participate under such plans, Parent and its subsidiaries shall credit employees of the Company and its Subsidiaries for purposes of determining eligibility to participate or vesting under Parent ERISA Plans with their service prior to the Merger with the Company and its Subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

     (d) Parent and Acquisition agree to, and agree to cause the Surviving Corporation to, honor the Company's obligations to employees under the Employee Severance Plan.

     (e) Except as provided in paragraph (d), above, nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

     SECTION 5.11.  SEC FILINGS.  Each of Parent and the Company shall
                    -----------
promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     SECTION 5.12.  GUARANTEE OF PERFORMANCE.  Parent hereby guarantees the
                    ------------------------
performance by Acquisition of its obligations under this Agreement and the indemnification obligations of the Surviving Corporation pursuant to Section 5.8(a).

     SECTION 5.13.  FINANCING COMMITMENTS.  Subject only to the satisfaction
                    ---------------------
of Parent's and Acquisition's conditions to consummation of the Offer contained herein, Heritage hereby agrees to provide to Parent and Acquisition not later than the purchase under the Offer $82 million of the funds necessary to purchase shares of Company Common Stock in the Offer and/or the Merger.

          SECTION 5.14.      EFFORTS RE OTHER FINANCING COMMITMENT.  Parent,
                             -------------------------------------
Acquisition and Heritage agree to use their commercially reasonable efforts to consummate the transactions contemplated by the Commitment and to obtain the funding contemplated thereunder and, if the Commitment is terminated for any reason, then promptly to obtain another commitment letter or letters or similar documents covering at least the same amount of funds and for the same purpose, containing conditions excusing funding that are at least as restrictive on the issuer of such commitment letter or letters as those contained in Exhibit B with
                                                                  ---------
respect to Bank of Montreal.

          SECTION 5.15.      NOTICE OF CERTAIN EVENTS.  The Company shall
                             ------------------------
promptly notify Acquisition, and Acquisition shall promptly notify the Company, of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or which relate to the consummation of the transactions contemplated by this Agreement.

          SECTION 5.16.      PARENT STOCK OPTION; EXERCISE; ADJUSTMENTS.
                             ------------------------------------------

     (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Parent Option") to purchase up to that number of authorized and unissued shares of Company Common Stock equal to 19.99% of the shares of Company Common Stock outstanding immediately prior to the exercise of the Parent Option (the "Option Shares") at a purchase price of $21.00 per Option Share (the "Option Price"). Subject to the conditions set forth in subsection (c) below, the Parent Option may be exercised by Parent, in whole or in part, at any time or from time to time after the date on which Parent has accepted for payment the shares of Company Common Stock tendered pursuant to the Offer and prior to the termination of this Agreement pursuant to Article 7. If Parent wishes to exercise the Parent Option, Parent shall send a written notice to the Company (the "Exercise Notice") specifying a date (not earlier than the next Business Day following the date such notice is given) for the closing of such purchase and containing a representation by Parent that upon the issuance and delivery of the Option Shares, there will be no further conditions precedent that need to be satisfied for Parent and Acquisition to purchase shares of Company Common Stock in the

Offer, and that Parent and Acquisition will take all actions required on their respective parts to purchase shares of Company Common Stock in the Offer.

     (b) In the event of any change in the number of issued and outstanding shares of Company Common Stock outstanding by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Option Shares and the Option Price shall be appropriately adjusted to restore Parent to its rights hereunder.

     (c) The Company's obligation to issue and deliver the Option Shares upon exercise of the Parent Option is subject only to the following conditions:

          (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares shall be in effect;

          (ii) Any applicable waiting periods under the HSR Act, or other applicable United States or foreign Laws shall have expired or been terminated; and

          (iii) The number of Option Shares plus the number of shares of Company Common Stock accepted for payment by Parent pursuant to the Offer will, upon issuance of the Option Shares, constitute at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock (provided, however, that, if the 49.9% Offer is in effect, the condition contained in this clause (iii) will be deemed satisfied if, after the Offer has been consummated and prior to the consummation of the Merger, any Company Stock Options have been exercised and, upon exercise of the Parent Option, the number of Option Shares to be purchased plus the number of shares of Company Common Stock purchased by Parent pursuant to the Offer and the number of shares of Company Common Stock then owned directly or indirectly by Parent will, upon issuance of the Option Shares, constitute 49.9% of the issued and outstanding shares of Company Common Stock).

     (d) Any closing hereunder shall take place on the date specified by Parent in its Exercise Notice delivered pursuant to subsection (a) above at 9:00 a.m., California time, or the first day thereafter on which all of the conditions in subsection (c) above are met, at the office of Company's counsel, or at such other time and place as the parties may agree (the "Option Closing Date"). On the Option Closing Date, the Company will deliver to Parent a certificate or certificates representing the Option Shares in the denominations designated by Parent in its Exercise Notice and Parent will purchase such Option Shares from the Company at a price per Option Share equal to the Option Price. Any payment made by Parent to the Company pursuant to this subsection (d) shall be made (i) by certified, cashier's or bank check or by wire transfer of immediately available funds to an account designated by the Company or (ii) by the delivery of a promissory note in the amount of the purchase price adequately secured by collateral other than the Option

Shares as required by Section 409 of the CGCL. The certificates representing the Option Shares may bear an appropriate legend relating to the fact that such Option Shares have not been registered under the Securities Act.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER
                   -----------------------------------------------------------
 . The respective obligations of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

     (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (c) any waiting period applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     (d) Acquisition shall have purchased the shares of Company Common Stock pursuant to the Offer.

                                   ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 7.1.  TERMINATION.  This Agreement may be terminated and the
                   -----------
Offer and the Merger may be abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of Parent, Acquisition and the Company;

     (b) by Parent or Acquisition or the Company if any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

     (c) by Parent and Acquisition if, on or prior to July 31, 1998, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A, Acquisition shall have (i) terminated the Offer
                        -------
or (ii) failed to pay for
shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to Parent or Acquisition if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this clause (c);

     (d) by the Company if, by July 31, 1998, Acquisition shall have failed to pay for the shares of Company Common Stock properly tendered and not withdrawn pursuant to the Offer; provided, however, that the right to terminate the Agreement pursuant to this clause (d) shall not be available to the Company if it has breached in any material respect its obligations under this Agreement that in any manner shall have proximately contributed to the failure referenced in this clause (d);

     (e) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case which materially adversely affects (or materially delays) the consummation of the Offer, (ii) there shall have been a breach on the part of Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Offer, and Parent or Acquisition, as the case may be, has not cured such breach prior to the earlier of (A) ten (10) days following notice by the Company thereof and (B) two (2) Business Days prior to the date on which the Offer expires, provided that the Company has not breached any of its obligations hereunder in a manner that proximately contributed to such breach by Parent or Acquisition, or (iii) prior to the purchase of Shares pursuant to the Offer, the Company Board by a majority vote shall have determined in its good faith judgment, based on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under the CGCL, provided that such termination under this clause (iii) shall not be effective until payment of the fee required by Section 7.3(a), or

     (f) by Parent or Acquisition prior to the purchase of shares of Company Common Stock pursuant to the Offer if (i) the Company Board withdraws or modifies in a manner materially adverse to Parent or Acquisition its favorable recommendation of the Offer or the approval or recommendation of the Merger or shall have recommended a Third Party Acquisition, (ii) a Third Party Acquisition occurs, (iii) there shall have been a breach of any representation or warranty on the part of Company set forth in this Agreement, or any representation or warranty of Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Material Adverse Effect on the Company or materially adversely affect (or delay) the consummation of the Offer or the Merger, (iv) there shall have been a breach on the part of the Company of its covenants or agreements hereunder having, individually or in the aggregate, a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and, with respect to clauses (iii) and (iv) above, the Company has not cured such breach prior to the earlier of (A) ten (10) days following notice by the Parent or Acquisition thereof and (B) two (2) Business Days prior to the date on which the Offer expires, provided that, with respect to clauses (iii) and (iv) above, neither Parent or Acquisition has breached any of their respective obligations hereunder in a manner that proximately contributed to such breach by the Company or (v) Parent or Acquisition shall have discovered that any information supplied to Parent or Acquisition by the Company (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by the Company), at the time provided to Parent or Acquisition, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such misstatement or omission would have a Material Adverse Effect on the Company.

     SECTION 7.2.  EFFECT OF TERMINATION.  In the event of the termination
                   ---------------------
and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions of this Section 7.2 and Sections 5.3(b) and 7.3. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 7.3.  FEES AND EXPENSES.
                   -----------------

     (a) In the event that this Agreement shall be terminated pursuant to:

          (i) Section 7.1(e)(iii);

          (ii) Section 7.1(f)(i) or (ii); or

          (iii) Sections 7.1(f)(iii) or (iv) as a result of a willful breach of any representation, warranty, covenant or agreement of the Company and, within twelve (12) months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below), or a Third Party Acquisition occurs, involving any party (or any affiliate thereof)
     (x) with whom the Company (or its agents) had discussions with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) during the period commencing on October 1, 1997 and continuing until such termination;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $7 million as liquidated damages. It is specifically agreed that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% or more of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of shares of Company Common Stock resulting in such person holding at least 30% or more of the outstanding shares of Company Common Stock.

     (b) Upon the termination of this Agreement prior to the purchase of Shares by Acquisition pursuant to the Offer pursuant to Section 7.1(f) (unless such termination is also covered by Section 7.3(a)), the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten (10) Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $2,000,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). Parent and Acquisition have provided the Company with an estimate of the amount of such fees and expenses and, if Parent or Acquisition shall have submitted a request for reimbursement hereunder, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $2,000,000) within ten (10) Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 7.3(b) shall relieve any party from any liability for breach of this Agreement.

     (c) Upon the termination of this Agreement pursuant to Sections 7.1(e)(i) or (ii), Parent shall reimburse the Company and their affiliates (not later than ten (10) Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $1.0 million, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). The Company has provided Parent with an estimate of the amount of such fees and expenses and, if the Company shall have submitted a request for reimbursement hereunder, will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested (not to exceed $1.0 million) within ten (10) Business Days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 7.3(c) shall relieve any party from any liability for breach of this Agreement.

     (d) Except as specifically provided in this Section 7.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 7.4.  AMENDMENT.  This Agreement may be amended by action taken
                   ---------
by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     SECTION 7.5.  EXTENSION; WAIVER.  At any time prior to the Effective
                   -----------------
Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 8

                                 MISCELLANEOUS

     SECTION 8.1.  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The
                   ---------------------------------------------
representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

     SECTION 8.2.  ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement (a)
                   ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.3.  VALIDITY.  If any provision of this Agreement, or the
                   --------
application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     SECTION 8.4.  NOTICES.  All notices, requests, claims, demands and other
                   -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

          if to Parent or Acquisition:  Fountain View, Inc.
                                        11900 W. Olympic Boulevard
                                        Suite 680
                                        Los Angeles, CA 90064
                                        Attention:  Robert Snukal

                                        - and -

                                        Heritage Partners, Inc.
                                        30 Rowes Wharf, Suite 300
                                        Boston, MA 02110
                                        Attention:  Michel Reichert

          with a copy to:               Choate, Hall & Stewart
                                        Exchange Place
                                        53 State Street
                                        Boston, MA 02109
                                        Attention:  Stephen M. L. Cohen, Esq.

          if to the Company to:         Summit Care Corporation
                                        2600 W. Magnolia Road
                                        Burbank, CA  91505-3031
                                        Attention:  William C. Scott

          with a copy to:               Gibson, Dunn & Crutcher LLP
                                        333 S. Grand Avenue
                                        Los Angeles, CA  90071
                                        Attention:  Bradford P. Weirick, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 8.5.  GOVERNING LAW.  This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

     SECTION 8.6.  CONSTRUCTION; INTERPRETATION.  The headings contained in
                   ----------------------------
this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning, and not strictly for or against any party.

          SECTION 8.7.  PARTIES IN INTEREST.  This Agreement shall be
                        -------------------
binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and except as provided in Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 8.8.  SEVERABILITY.  If any term or other provision of
                        ------------
this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

          SECTION 8.9.  SPECIFIC PERFORMANCE.  The parties acknowledge that
                        --------------------
irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

          SECTION 8.10.  COUNTERPARTS.  This Agreement may be executed in
                         ------------
one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


ATTEST:                                     SUMMIT CARE CORPORATION,
                                            a California corporation

By:    /s/ JB CONNOR                        By:    /s/ WILLIAM C. SCOTT
   --------------------------------            -------------------------------
Name:  JB CONNOR                            Name:  WILLIAM C. SCOTT
     ------------------------------              -----------------------------
Title:                                      Title: CHAIRMAN
      -----------------------------               ----------------------------


ATTEST:                                     FOUNTAIN VIEW, INC., a Delaware
                                            corporation

By:    /s/ JB CONNOR                        By:    /s/ ROBERT SNUKAL
   --------------------------------            -------------------------------
Name:  JB CONNOR                            Name:  ROBERT SNUKAL
     ------------------------------              -----------------------------
Title:                                      Title: PRES.
      -----------------------------               ----------------------------


ATTEST:                                     FV-SCC ACQUISITION CORP., a Delaware
                                            corporation

By:    /s/ JB CONNOR                        By:    /s/ ROBERT M. SNUKAL
   --------------------------------            -------------------------------
Name: JB CONNOR                             Name:  ROBERT M. SNUKAL
     ------------------------------              -----------------------------
Title:                                      Title: PRES.
      -----------------------------               ----------------------------

Agreed to and acknowledged with respect to Sections 5.7, 5.13, 5.14:


ATTEST:                                     HERITAGE FUND II, L.P., a Delaware
                                            limited partnership

                                            BY:  HF PARTNERS II, L.L.C.,
                                                 as general partner

By: /s/ J. B. Connor                        By: /s/ T. Brook Park
   --------------------------------            -------------------------------
Name:   J. B. Connor                        Name:   T. Brook Park
     ------------------------------              -----------------------------
Title:                                      Title:  Partner
      -----------------------------               ----------------------------

                                    ANNEX A

     THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.

     Notwithstanding any other provisions of the Offer, Acquisition shall not be required to accept for payment or pay for, and shall delay the acceptance for payment of, or the payment for, any Shares and, if required pursuant to Section 1.1(b) of the Agreement, shall extend the Offer by one or more extensions until July 31 1998, and may terminate the Offer at any time after July 31, 1998, if
(i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) prior to the acceptance for payment of Shares, Acquisition makes a determination (which shall be made in good faith) that any of the following conditions exist:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any state or federal government or governmental authority or by any U.S. court, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (i) restrains, prohibits, or makes illegal, the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibits consummation of the Offer or the Merger, (ii) restrains, prohibits, or imposes material limitations on, the ability of Acquisition to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Acquisition on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Acquisition or any of their respective affiliates, or (iii) otherwise has a Material Adverse Effect on the Company, Parent or Acquisition; or there shall be any litigation or suit pending by any person or governmental authority seeking to do any of the foregoing; or

     (b) (i) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any "materiality" limitations or references to "Material Adverse Effect" set forth therein) shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company are inaccurate and would in the aggregate have a Material Adverse Effect on the Company, (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or (iii) any material adverse changes shall have occurred that have had a Material Adverse Effect on the Company; or

     (c) it shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 30% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; or

     (d) the Merger Agreement shall have been terminated in accordance with its terms;

     (e) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the good faith judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

     (f) any authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, required in order to consummate the Offer or the Merger or to permit the Company and its Subsidiaries to conduct their businesses after the Offer and the Merger as currently conducted, shall not have been filed, granted, given, occurred or satisfied.

                                   EXHIBIT A
                                   ---------

                                MERGER AGREEMENT

                                   EXHIBIT B
                                   ---------

                               COMMITMENT LETTER

                              DISCLOSURE SCHEDULE

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                 SUMMIT CARE CORPORATION, FOUNTAIN VIEW, INC.,

              TARGET ACQUISITION CORP. AND HERITAGE FUND II, L.P.

    All terms used in this Disclosure Schedule to the Agreement and Plan of Merger among Target, Inc., Parent, Inc. and Target Acquisition Corp. dated as of February ____, 1998 (the "Agreement") that are not otherwise defined herein shall have the meanings given to them in the Agreement. Disclosure of information in any Schedule contained herein shall be deemed to constitute disclosure under all other Schedules.

                                SCHEDULE 3.2(B)

               OWNERSHIP OF CAPITAL STOCK OF COMPANY SUBSIDIARIES

    We call your attention to the fact that APS-Summit Care Pharmacy, L.L.C. is not wholly owned by the Company and that, under certain circumstances, the other member of APS-Summit Care Pharmacy, L.L.C. has the right to acquire the Company's membership interest therein. We call your attention to the existence of certain restrictions on transfer of membership interests contained in the Limited Liability Company Agreement of APS-Summit Care Pharmacy, L.L.C., dated as of November 30, 1996.

                                  SCHEDULE 3.6

                             CONSENTS AND APPROVALS

    We call your attention to the fact that the provisions of that certain Third Amended and Restated Credit Agreement, dated as of December 15, 1995, between the Company, the lenders named therein and the Bank of Montreal, as a lender and the agent, as amended from time to time, contain prohibitions against the merger of the Company with or into any other entity.

    We call your attention to the fact that the provisions of (i) that certain Amended and Restated Note Purchase Agreement, dated as of December 15, 1995, between the Company and the note purchasers named therein, as amended from time to time, and (ii) that certain Note Purchase Agreement, dated as of December 15, 1995, between the Company and the note purchasers named therein, as amended from time to time, contain certain conditions that must be satisfied prior to the effectuation of the merger of the Company with or into any other entity, including, without limitation, the assumption by such other entity of the Company's obligations, including financial covenant obligations, under such agreements and the notes issued by the Company thereunder.

    The following agreements require consents to the consummation of the Offer or the Merger, require consents as a consequence of the deemed assignment of the agreements by operation of law pursuant to the Merger and/or may experience an acceleration of rights or obligations thereunder as a result of the Offer or the
Merger:

I.   Real Property Leases:

  A. Oakland Manor Nursing Center: Nursing Home Lease Agreement, dated June 29, 1992, between Gotcher Construction, Inc., as Lessor, and May Joint Venture, as Lessee; Assignment Of Lease With Option To Purchase, dated September 30, 1994, by which Summit Care Corporation was substituted as Lessee; Addendum to Assignment of Lease and Option to Purchase, dated October, 1994; Consent To Assignment Of Lease dated September 26, 1994; Agreement Re Option dated September 30, 1994; Assignment and Assumption of Lease, dated September 1, 1997, by which Summit Care Texas was substituted as Lessee and Letter Agreement consenting to Assignment and Assumption of Lease dated June 27, 1997.

  B. Southern Manor Nursing Center: Nursing Home Lease Agreement, dated June 29, 1992, between R.W. McDonnell Construction Co., Inc., as Lessor, and May Joint Venture, as Lessee; Assignment Of Lease With Option To Purchase, dated September 30, 1994, by which Summit Care Corporation was substituted as Lessee; Addendum to Assignment of Lease and Option to Purchase dated October, 1994; Consent To Assignment Of Lease dated September 26, 1994; Agreement Re Option dated September 30, 1994; Assignment and Assumption of Lease, dated September 1 1997, by which Summit Care Texas, L.P. was substituted as Lessee and Letter Agreement consenting to Assignment and Assumption of Lease dated January 3, 1997.

  C. Phoenix Living Center: Lease Agreement, dated August 1, 1993, between Sierra Land Group, Inc., as Landlord, and Summit Health, Ltd, as Tenant; Sublease Agreement, dated January 4, 1994, between Summit Health Ltd., as Sublessor, and Summit Care Corporation, as Sublessee.

II. The Burbank Office Building Loan Agreement, dated March 28, 1994, between the Company and Union Bank.

III.  Material Ancillary Agreements

  A. Master Therapy and Supplies Services Agreement, dated June 30, 1995, between the Company and TheraTx, Incorporated, which requires the written consent of TheraTx, Incorporated to an "assignment" or "delegation" by the Company of its rights or duties under the Agreement, but which does not define "assignment" or "delegation."

  B. Respiratory Therapy Management Services Agreement, dated November 1, 1996, by and between the Company and TheraCare.

  C. Limited Liability Company Agreement of APS-Summit Care Pharmacy, L.L.C., dated as of November 30, 1996. See Schedule 3.2(b).

  D. Various pharmacy service contracts between Skilled Care Pharmacy and nursing home operators, which require the prior consent of such nursing home operators to an "assignment" by Skilled Care Pharmacy of its rights and duties under the contract, but which do not define "assignment."

  E. Various skilled nursing services agreements between the Company or one of its affiliates and various nursing home operators and hospital operators, which require the prior consent of such nursing home or hospital operators to an "assignment" by the Company or its affiliate of its rights and duties under the agreement, but which do not define "assignment."

  F. Various medical care services agreements between the Company or one of its affiliates and various health maintenance organizations and health insurance plans, which require the prior consent of such health maintenance organizations or health insurance plans to an "assignment" by the Company or its affiliate of its rights and duties under the agreement, but which do not define "assignment."

IV.  Pursuant to the Company's Special Severance Pay Plan, dated February   ,
     1998, as described in Schedule 3.8 (the "Employee Severance Plan"), the Company may become subject to severance payment obligations to certain employees following the consummation of the Merger.

V. At a meeting of the Board of Directors of the Company held on December 19, 1997, the Board approved, effective upon a sale of the Company, the vesting of all pension benefits owing to William C. Scott under the Company's pension plan. The Board of Directors of the Company also approved the payment of $100,000 to William C. Scott upon the successful consummation of the Merger.

VI. Pursuant to the terms of the Company Plan, all Company Stock Options will vest and become exercisable prior to consummation of the Merger.

                                  SCHEDULE 3.8

                              COMPANY LIABILITIES

1. We call your attention to the fact that the Company's liabilities as of December 31, 1997 were approximately $182,699,000. We also call your attention to the fact that the Company has an account payable to TheraTx, Incorporated as of January 31, 1998 in the amount of approximately $20,009,000.

2. We call your attention to the fact that the Company has disclosed to Parent the financial statements of the Company for the second fiscal quarter ended December 31, 1997 and that the Company and Parent agree that neither the results reflected in such financial statements nor the public disclosure of such financial statements constitutes a breach of this Agreement nor a circumstance constituting a Material Adverse Event hereunder.


3. The Company has entered into an agreement with certain of its noteholders to pay such noteholders approximately $228,000 as consideration for the waiver of certain financial covenants contained in (i) the $75,000,000 Note Purchase Agreement, dated as of December 15, 1995, among the Company and the note purchasers named therein and (ii) the $25,000,000 Amended and Restated Note Purchase Agreement, dated as of December 15, 1995, among the Company and the note purchasers named therein (amending and restating the Note Purchase Agreement, dated as of December 15, 1992, among the Company and the note purchasers named therein).

4. Blue Cross has informed the Company that it is reclaiming approximately $1,500,000 in Medicare payments previously made by Blue Cross to the Company on the grounds that the Company failed to timely obtain the requisite physician signatures authorizing such payments. Blue Cross has initiated the process of reclaiming such amounts by withholding such amounts from payments that have become due to the Company subsequent to those which are being reclaimed. The Company has sufficient reserves against the payments being reclaimed by Blue Cross and the payments will thus not have a Material Adverse Effect on the Company.

5. The Board of Directors of the Company has adopted the Employee Severance Plan. See Schedule 3.6.

6. The Board of Directors of the Company has approved the vesting of all pension benefits owing to William C. Scott effective upon a sale of the Company. The Board of Directors of the Company has also approved the payment of $100,000 to William C. Scott upon the successful consummation of the Merger. See Schedule 3.6.

                                  Schedule 5.1

                     CONDUCT OF THE BUSINESS OF THE COMPANY

1. We call to your attention the fact that the Company is currently undertaking a restructuring of its assets in the State of Texas, which restructuring includes, among other things, (i) the transfers of certain real property and other assets located in the State of Texas (the "Transferred Property") and currently owned by the Company and one or more of its Subsidiaries to one or more other indirect Subsidiaries of the Company; (ii) the execution of certain collateral documents pursuant to which the transferees of such Transferred Property will grant deeds of trust and other security interests in such Transferred Property to certain existing creditors of the Company; (iii) the execution by certain newly-formed Subsidiaries of the Company of guarantees securing certain currently-existing indebtedness of the Company; (iv) the execution by the Company, certain Subsidiaries of the Company and certain of the Company's creditors of amendments and waivers of certain provisions of the agreements evidencing the Company's outstanding indebtedness; and (v) the execution by the Company and certain Subsidiaries of the Company of additional documentation necessary to consummate such restructuring.

2. The Board of Directors of the Company has approved the Employee Severance Plan. See Schedule 3.6.

3. The Board of Directors of the Company has approved the acceleration of vesting of pension benefits owing to William C. Scott and the payment of $100,000 to William C. Scott upon the successful consummation of the Merger. See Schedule 3.6.